Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Renee Campbell

Phone:	+1 402.963.1057

Date:	February 19, 2020

Valmont Reports Fourth Quarter and Full Year 2019 Results

Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), a leading global provider of engineered products and services for infrastructure development and irrigation equipment and services for agriculture, today reported financial results for the fourth quarter and full year ended December 28, 2019.

Fourth Quarter 2019 Highlights (all metrics compared to fourth quarter 2018 unless otherwise noted)

•	Net Sales of $683.6 million, a decline of 2.0%; lower sales in international markets, particularly in Access Systems and international irrigation, were mostly offset by improvement across North American markets, led by Utility Support Structures

•	Operating income of $55.0 million or 8.1% of sales, compared to $36.3 million or 5.2% of sales ($66.1 million adjusted[1] or 9.5% of sales) largely due to a $7.5 million operating loss in Access Systems given the extremely weak Australia construction market, and lower international irrigation sales

•	Diluted Earnings per Share of $1.66 compared to $0.80 ($1.87 adjusted1)

•	Finalized an agreement to acquire the remaining 49% stake of AgSense® in the Irrigation segment, which is expected to close in first quarter 2020

•	Commenced operations at the new European Center of Excellence steel structures facility in Poland, strengthening the Company's commitment to serve global markets and customers with strategic capital deployment

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Includes Access Systems project loss, completion of a multi-year customer accommodation in Utility Support Structures, and legal settlement fees in Coatings

3 Excludes additional acquisitions in 2020

Full Year 2019 Highlights (all metrics compared to full year 2018 unless otherwise noted)

•	Net sales were flat at $2.8 billion

◦	Value-based pricing strategies, sales from recent acquisitions across all segments, and record sales of wireless communication structures and components, were offset by lower Utility Support Structures sales volumes due to changes in product mix and less available production capacity, and lower international irrigation project sales

•	Operating income was $237.7 million or 8.6% of sales, compared to $202.3 million or 7.3% of sales ($269.4 million adjusted[1] or 9.8% of sales)

◦	Profitability was impacted by lower international irrigation project sales, poor performance in Access Systems for the second half of the year, and the impact of one-time events previously highlighted in 2019[2]

•	Diluted Earnings per Share of $7.06 compared to $4.20 ($7.59 adjusted1)

•	Operating cash flow doubled to $307.6 million, the highest level since 2013

•	Capital expenditures were $97.4 million, including $33.0 million for strategic plant expansions and investments in Poland, United Arab Emirates and the U.S. to support global market growth

•	Deployed $81.8 million of cash for three strategic acquisitions, Larson Camouflage, United Galvanizing, and Connect-It Wireless, and the final purchase payment for Convert Italia, SpA; 2019 ending cash was $353.5 million

•	Returned $95.5 million of capital to shareholders through share repurchases of $62.9 million and dividends of $32.6 million

- continued -

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Includes Access Systems project loss, completion of a multi-year customer accommodation in Utility Support Structures, and legal settlement fees in Coatings

3 Excludes additional acquisitions in 2020

Key Financial Metrics

Fourth Quarter 2019

	GAAP			Adjusted1
	12/28/2019 4Q 2019	12/29/2018 4Q 2018	vs. 4Q 2018	12/28/2019 4Q 2019	12/29/2018 4Q 2018	vs. 4Q 2018
Net Sales	$683,626	$697,363	(2.0)%	$683,626	$697,363	(2.0)%
Operating Income	55,041	$36,290	51.7%	55,041	$66,123	(16.8)%
Operating Income as a % of Net Sales	8.1%	5.2%		8.1%	9.5%
Net Earnings	35,747	17,662	102.4%	35,747	41,345	(13.5)%
Diluted Earnings Per Share	$1.66	$0.80	107.5%	$1.66	$1.87	(11.2)%
Average Shares Outstanding	21,596	22,061

Full Year 2019

	GAAP			Adjusted1
	12/28/2019 FY 2019	12/29/2018 FY 2018	vs. FY 2018	12/28/2019 FY 2019	12/29/2018 FY 2018	vs. FY 2018
Net Sales	$2,766,976	$2,757,144	0.4%	$2,766,976	$2,757,144	0.4%
Operating Income	237,720	202,280	17.5%	237,720	269,395	(11.8)%
Operating Income as a % of Net Sales	8.6%	7.3%		8.6%	9.8%
Net Earnings	153,769	94,351	62.9%	153,769	170,369	(9.7)%
Diluted Earnings Per Share	$7.06	$4.20	68.1%	$7.06	$7.59	(7.0)%
Average Shares Outstanding	21,769	22,446

"Excluding the poor results from Access Systems in Australia, our performance in the fourth quarter was in line with our expectations," said Stephen G. Kaniewski, President and Chief Executive Officer. "In Engineered Support Structures, continued strong demand in North American transportation and wireless communication markets offset approximately $9.0 million in lower Access Systems sales. Utility Support Structures recognized its most profitable quarter this year and we delivered on our fourth quarter revenue commitment, increasing sales $27.0 million compared to third quarter 2019. We were satisfied with Coatings segment results despite the slowdown in U.S. industrial production levels. North American Irrigation sales were in line with expectations, while lower project business in international irrigation markets impacted growth. As expected, we generated strong operating cash flow during the quarter."

Kaniewski continued, "As we reflect on 2019, excluding the poor performance in our Access Systems business, our teams performed well. Increased momentum in our infrastructure businesses is supported by a solid backlog in Engineered Support Structures and a record high year-end backlog in Utility Support Structures. Despite lower U.S. industrial production levels in the second half of 2019, our Coatings business delivered good results for the year. Even with the impact of muted net farm income and trade uncertainty, our North American irrigation business performed well, supported by higher sales of advanced technology solutions. Our commitment to balanced capital deployment was demonstrated through strategic capital investments and acquisitions in support of global market growth."

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Includes Access Systems project loss, completion of a multi-year customer accommodation in Utility Support Structures, and legal settlement fees in Coatings

3 Excludes additional acquisitions in 2020

Fourth Quarter 2019 Segment Review

Infrastructure

Engineered Support Structures Segment (37.3% of Sales)

Poles, towers and components for the global lighting, traffic and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products

Sales of $255.2 million decreased 1.7% compared to last year due to substantially lower Access Systems revenue and a 1.3% unfavorable currency impact, which offset significantly higher wireless communication sales and revenue from recent acquisitions.

Lighting and traffic sales in North America were similar to last year, driven by very strong market demand from continued state and local government spending, offset by lower commercial lighting sales. In Europe, higher revenues were offset by unfavorable currency translation. Sales of highway safety products were also lower from a slowdown in government spending in India and Australia, and lower project sales.

Record fourth quarter sales of wireless communication structures and components grew more than 25.0% compared to last year. Continued strong demand in North American markets was led by carriers' ongoing expansion of 4G networks and site preparation in advance of 5G rollouts. Sales growth was also driven by revenue from recent acquisitions.

Access Systems product sales decreased $9.4 million, or 26% compared to last year, from lower volumes and unfavorable pricing due to a significant downturn in Australia construction markets.

Operating income was $10.5 million or 4.1% of sales compared to an operating loss of $1.6 million ($20.2 million adjusted income1 or 7.8% of sales) in 2018. Profitability improvement from pricing discipline in North American markets was more than offset by a significant operating loss in the Access Systems business.

Utility Support Structures Segment (33.9% of Sales)

Steel and concrete structures for global utility transmission, distribution, substations, and renewable energy generation equipment

Sales of $231.9 million decreased slightly compared to last year, but increased $27.0 million, or 13.1% compared to third quarter 2019. Favorable pricing, particularly in North American markets, was offset by slightly lower production levels due to a North American plant closure in early 2019. As expected, sales of solar tracker solutions were significantly lower due to project timing delays.

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Includes Access Systems project loss, completion of a multi-year customer accommodation in Utility Support Structures, and legal settlement fees in Coatings

3 Excludes additional acquisitions in 2020

Operating income was $26.3 million or 11.4% of sales compared to $18.5 million, or 7.9% of sales ($25.9 million adjusted1 or 11.1% of sales) in 2018. Pricing actions were offset by lower productivity and volumes, and weaker profitability in the offshore wind and solar tracker businesses due to lower sales.

Coatings Segment (13.1% of Sales)

Global galvanizing, painting and anodizing services to preserve and protect metal products

Sales of $89.7 million increased 3.8% versus the prior year, led by sales from recent acquisitions and continued pricing discipline, offset by lower volumes to external customers.

Operating income was $12.0 million or 13.4% of sales, compared to $14.2 million or 16.5% of sales ($14.6 million adjusted1 or 16.9% of sales) in 2018. Improved pricing was more than offset by a higher mix of internal volumes and productivity challenges from recent acquisitions.

Agriculture

Irrigation Segment (19.5% of Sales)

Agricultural irrigation equipment, parts, services and tubular products, water management solutions, and technology for precision agriculture

Global sales of $133.0 million decreased 6.7% compared to last year.

North American sales of $84.5 million were flat compared to 2018. Higher sales of systems, advanced technology solutions and aftermarket parts were offset by lower industrial tubing sales.

International irrigation sales of $48.5 million decreased 16.1% compared to last year. Higher sales in Brazil were offset by significantly lower project sales in the EMEA region. Sales in Australia and New Zealand markets were similar to 2018.

Irrigation technology sales for the full year, as a subset of total segment sales, increased 25.0% to $56.7 million compared to fiscal 2018, led by growers' increasing demand for integrated solutions that help reduce input costs and improve profitability.

Segment operating income was $11.8 million, or 8.9% of sales, compared to $14.8 million, or 10.4% of sales in 2018, mainly due to planned higher R&D expense for technology investments and lower international project sales.

- continued -

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Includes Access Systems project loss, completion of a multi-year customer accommodation in Utility Support Structures, and legal settlement fees in Coatings

3 Excludes additional acquisitions in 2020

2020 Outlook

2020 Full Year Financial Outlook
Diluted Earnings per Share	$7.30 - $8.00
Revenue Growth[3]	4% - 7%
Operating Margin Change	10 - 40 bps increase
Global Effective Tax Rate	~25%
Capital Expenditures	$100 - 125 million

2020 Key Assumptions

•	Revenue Growth Primarily Organic
•	No Material Impact Expected from Foreign Exchange Translation
•	Raw Material and Freight Costs Expected to be Similar to 2019
•	No Further Decline in Agricultural Market Fundamentals

"We are off to a solid start in 2020," said Mr. Kaniewski. "Sales and earnings growth is being driven by our infrastructure businesses, supported by solid backlogs. In the Engineered Support Structures segment, transportation market demand from continued government investments in infrastructure development will drive growth. In the wireless communication market, capital investments for 5G deployment will be somewhat delayed due to the T-Mobile/Sprint integration; however, we anticipate spending to increase in the second half of the year, accelerating into 2021. Considering these well-known delays and our record growth in 2019, we expect wireless communication sales to approach a 10.0% growth rate in 2020. Construction end-markets in Australia remain at recessionary levels and are not expected to significantly improve this year, impacting our Access Systems business. Our Utility segment entered the year with a record global backlog of nearly $500.0 million, supported by very strong market demand from ongoing investments in grid hardening and renewable energy sources. Strategic capacity additions in our North American steel structures plants are expected to increase volumes by approximately 5.0%, mostly in the second half of the year. We expect sales in our Coatings business to be similar to 2019 assuming relatively stable global industrial production levels. In the Irrigation segment, grower sentiment appears to be stabilizing in 2020, but we are not seeing a meaningful turnaround in demand as net farm income levels remain muted. Therefore, we are now projecting segment sales to be flat to down approximately 3.0% compared to 2019. While there is uncertainty around international projects, we are seeing continued market strength in Brazil."

1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Includes Access Systems project loss, completion of a multi-year customer accommodation in Utility Support Structures, and legal settlement fees in Coatings

3 Excludes additional acquisitions in 2020

Kaniewski continued, "Our unwavering commitment to continuous improvement and delivering higher returns on invested capital requires us to strategically position our businesses for long-term profitable growth. As such, we are continuing to evaluate some of the more challenged product lines across all segments, including Access Systems in Australia. We look forward to sharing more details next quarter."

A live audio discussion with Stephen G. Kaniewski, President and Chief Executive Officer, and Mark C. Jaksich, Executive Vice President and Chief Financial Officer, will be accessible by telephone on Thursday, February 20, 2020 at 8:00 a.m. CST by dialing 1-877-407-6184 or 1-201-389-0877 (no Conference ID needed), or via webcast by pointing browsers to this link: Valmont Industries 4Q 2019 Earnings Conference Call. A slide presentation will simultaneously be available for download on the Investors page at www.valmont.com. A replay of the event can be accessed two hours after the call at the above link or by telephone at 1-877-660-6853 or 1-201-612-7415. Please use conference identification number 13697708. The replay will be available through 10:59 p.m. CST on February 27, 2020.

About Valmont Industries, Inc.

Valmont is a global leader, designing and manufacturing engineered products that support global infrastructure development and agricultural productivity. Its products for infrastructure serve highway, transportation, wireless communication, electric transmission, and industrial construction and energy markets. Its irrigation equipment and services for large-scale agriculture improve farm productivity while conserving fresh water resources. In addition, Valmont provides coatings services that protect against corrosion and improve the service life of steel and other metal products. For more information, visit valmont.com.

Concerning Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that management has made in light of experience in the industries in which Valmont operates, as well as management’s perceptions of historical trends, current conditions, expected future developments and other factors believed to be appropriate under the circumstances. As you read and consider this release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond Valmont’s control) and assumptions. Although management believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Valmont’s actual financial results and cause them to differ materially from those anticipated in the forward-looking statements. These factors include among other things, risk factors described from time to time in Valmont’s reports to the Securities and Exchange Commission, as well as future economic and market circumstances, industry conditions, company performance and financial results, operating efficiencies, availability and price of raw material, availability and market acceptance of new products, product pricing, domestic and international competitive environments, and actions and policy changes of domestic and foreign governments. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

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1 Please see Reg G reconciliation of GAAP sales, operating income, net earnings and EPS to Adjusted figures at end of document

2 Includes Access Systems project loss, completion of a multi-year customer accommodation in Utility Support Structures, and legal settlement fees in Coatings

3 Excludes additional acquisitions in 2020

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands, except per share amounts)

(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		Year Ended
	28-Dec-19	29-Dec-18	28-Dec-19	29-Dec-18
Net sales	$683,626	$697,363	$2,766,976	$2,757,144
Cost of sales	512,759	547,662	2,074,480	2,098,864
Gross profit	170,867	149,701	692,496	658,280
Selling, general and administrative expenses	115,826	113,411	454,776	456,000
Operating income	55,041	36,290	237,720	202,280
Other income (expense)
Interest expense	(10,182)	(10,418)	(40,153)	(44,237)
Interest income	1,127	955	3,942	4,668
Gain on investments (unrealized)	1,206	(1,985)	5,960	(839)
Costs associated with refinancing of debt	—	—	—	(14,820)
Loss from divestiture of grinding media business (Donhad)	—	—	—	(6,084)
Other	266	420	2,204	2,473
	(7,583)	(11,028)	(28,047)	(58,839)
Earnings before income taxes	47,458	25,262	209,673	143,441
Income tax expense	10,056	7,107	50,207	43,135
Net earnings	37,402	18,155	159,466	100,306
Less: Earnings attributable to non-controlling interests	(1,655)	(493)	(5,697)	(5,955)
Net earnings attributable to Valmont Industries, Inc.	$35,747	$17,662	$153,769	$94,351
Average shares outstanding (000's) - Basic	21,462	21,961	21,659	22,306
Earnings per share - Basic	$1.67	$0.80	$7.10	$4.23
Average shares outstanding (000's) - Diluted	21,596	22,061	21,769	22,446
Earnings per share - Diluted	$1.66	$0.80	$7.06	$4.20
Cash dividends per share	$0.375	$0.375	$1.500	$1.500

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OPERATING RESULTS

(Dollars in thousands)

(unaudited)

	Fourth Quarter		Year-to-Date
	13 Weeks Ended		Year Ended
	28-Dec-19	29-Dec-18	28-Dec-19	29-Dec-18
Net sales
Engineered Support Structures	$255,196	$259,691	$1,012,290	$986,880
Utility Support Structures	231,871	233,323	890,580	859,173
Coatings	89,693	86,399	367,835	353,351
Infrastructure products	576,760	579,413	2,270,705	2,199,404
Irrigation	133,015	142,602	585,196	633,666
Other	—	—	—	23,080
Less: Intersegment sales	(26,149)	(24,652)	(88,925)	(99,006)
Total	$683,626	$697,363	$2,766,976	$2,757,144

Operating Income
Engineered Support Structures	$10,475	$(1,635)	$65,627	$34,776
Utility Support Structures	26,345	18,468	87,788	64,766
Coatings	11,971	14,217	51,008	55,325
Infrastructure products	48,791	31,050	204,423	154,867
Irrigation	11,819	14,805	71,687	97,722
Other	—	—	—	(913)
Adjustment to LIFO inventory valuation method	4,276	(4,380)	9,815	(9,892)
Corporate	(9,845)	(5,185)	(48,205)	(39,504)
Total	$55,041	$36,290	$237,720	$202,280

The backlog of orders for the principal products manufactured and marketed was $807.1 million at the end of the 2019 fiscal year and $644.7 million at the end of the 2018 fiscal year. An order is reported in our backlog upon receipt of a purchase order from the customer or execution of a sales order contract. We anticipate that most of the 2019 backlog of orders will be filled during fiscal year 2020. At year-end, the segments with backlog were as follows (dollar amounts in millions):

	12/28/2019	12/29/2018
Engineered Support Structures	$254.0	$257.4
Utility Support Structures	498.0	325.9
Irrigation	55.0	59.7
Coatings	0.1	1.7
	$807.1	$644.7

Valmont has aggregated its business segments into four global reportable segments as follows:

Engineered Support Structures: This segment consists of the manufacture of engineered metal and composite poles, towers, and components for global lighting, traffic, and wireless communication markets, engineered access systems, integrated structure solutions for smart cities, and highway safety products.

Utility Support Structures: This segment consists of the manufacture of engineered steel and concrete structures for global utility transmission, distribution, substations, and renewable energy generation equipment.

Coatings: This segment consists of global galvanizing, painting and anodizing services to preserve and protect metal products.

Irrigation: This segment consists of the global manufacture of agricultural irrigation equipment, parts, services, tubular products, water management solutions, and technology for precision agriculture.

In addition to these four reportable segments, the Company had other businesses and activities that individually are not more than 10% of consolidated sales, operating income or assets. This includes the manufacture of forged steel grinding media and is reported in the "Other" category until its divestiture in 2018.

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(unaudited)

	28-Dec-19	29-Dec-18
ASSETS
Current assets:
Cash and cash equivalents	$353,542	$313,210
Accounts receivable, net	480,000	483,963
Inventories	374,565	383,566
Contract asset - costs and profits in excess of billings	141,322	112,525
Prepaid expenses	32,043	42,800
Refundable income taxes	6,947	4,576
Total current assets	1,388,419	1,340,640
Property, plant and equipment, net	558,129	513,992
Goodwill and other assets	816,863	675,642
	$2,763,411	$2,530,274

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current installments of long-term debt	$760	$779
Notes payable to banks	21,774	10,678
Accounts payable	197,957	218,115
Accrued expenses	285,209	171,233
Dividend payable	8,079	8,230
Total current liabilities	513,779	409,035
Long-term debt, excluding current installments	764,944	741,822
Other long-term liabilities	327,797	243,894
Shareholders' equity	1,156,891	1,135,523
	$2,763,411	$2,530,274

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	YTD	YTD
	28-Dec-19	29-Dec-18
Cash flows from operating activities
Net Earnings	$159,466	$100,306
Depreciation and amortization	82,264	82,827
Impairment of long-lived assets	—	20,780
Loss from divestiture of grinding media business	—	6,084
Contribution to defined benefit pension plan	(18,461)	(1,537)
Change in working capital	80,234	(46,620)
Other	4,111	(8,832)
Net cash flows from operating activities	307,614	153,008

Cash flows from investing activities
Purchase of property, plant, and equipment	(97,425)	(71,985)
Proceeds from sale of assets	5,556	63,103
Acquisitions	(81,841)	(143,020)
Other	5,560	(3,543)
Net cash flows from investing activities	(168,150)	(155,445)

Cash flows from financing activities
Proceeds from long-term borrowings	31,000	251,655
Proceeds from short-term borrowings	11,327	10,543
Principal payments on long-term borrowings	(10,768)	(262,191)
Purchase of treasury shares	(62,915)	(114,805)
Purchase of noncontrolling interest	(27,845)	(5,510)
Dividends paid	(32,642)	(33,726)
Other	(7,107)	(8,076)
Net cash flows from financing activities	(98,950)	(162,110)
Effect of exchange rates on cash and cash equivalents	(182)	(15,048)
Net change in cash and cash equivalents	40,332	(179,595)
Cash and cash equivalents - beginning of year	313,210	492,805
Cash and cash equivalents - end of period	$353,542	$313,210

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION

(Dollars in thousands, except per share amounts)

(unaudited)

The non-GAAP tables below disclose the impact on (a) diluted earnings per share of (1) debt refinancing expenses (2) impairment of goodwill and tradename (3) restructuring costs (4) acquisition diligence expenses and (5) the loss from divestiture of Donhad, (b) operating income from these expenses, and (c) segment operating income for these items. Amounts may be impacted by rounding. We believe it is useful when considering company performance for the non-GAAP adjusted net earnings and operating income to be taken into consideration by management and investors with the related reported GAAP measures.

	Thirteen
	weeks ended	Diluted	Year ended	Diluted
	December 29,	earnings per	December 29,	earnings per
	2018	share	2018	share
Net earnings attributable to Valmont Industries, Inc. - as reported	$17,662	$0.80	$94,351	$4.20
Debt refinancing expenses, pre-tax	—	—	14,820	0.66
Impairment of goodwill and tradename, pre-tax	(743)	(0.03)	15,037	0.67
Restructuring and related asset impairment costs - pre-tax	24,313	1.10	41,975	1.87
Non-recurring costs for vendor quality issue (Utility), pre-tax	5,000	0.23	5,000	0.22
Acquisition diligence costs, pre-tax	520	0.02	4,360	0.19
Loss from divestiture of grinding media business, pre-tax	—	—	6,084	0.27
Total Adjustments	29,090	1.32	87,276	3.89
Tax effect of adjustments *	(5,407)	(0.25)	(10,767)	(0.48)
Completion of 2017 tax reform adjustment	—	—	(491)	(0.02)
Net earnings attributable to Valmont Industries, Inc. - Adjusted	$41,345	$1.87	$170,369	$7.59
Average shares outstanding (000’s) - Diluted		22,061		22,446

* The tax effect of adjustments is calculated based on the income tax rate in each applicable jurisdiction.

Operating Income Reconciliation	Thirteen weeks ended December 29, 2018	Year ended December 29, 2018
Operating income - as reported	$36,290	$202,280
Impairment of goodwill and tradename	—	15,780
Restructuring and related asset impairment costs	24,313	41,975
Non-recurring costs for vendor quality issue (Utility)	5,000	5,000
Acquisition diligence costs	520	4,360
Adjusted Operating Income	$66,123	$269,395
Net Sales - as reported	697,363	2,757,144
Operating Income as a % of Sales	5.2%	7.3%
Adjusted Operating Income as a % of Sales	9.5%	9.8%

VALMONT INDUSTRIES, INC. AND SUBSIDIARIES

SUMMARY OF EFFECT OF SIGNIFICANT NON-RECURRING ITEMS ON REPORTED RESULTS

REGULATION G RECONCILIATION (CONTINUED)

For the fourth quarter ended December 29, 2018

	Engineered	Utility
	Support	Support			Other/
Segment Operating Income Reconciliation	Structures	Structures	Coatings	Irrigation	Corporate
Operating income - as reported	$(1,635)	$18,468	$14,217	$14,805	$(9,565)
Impairment of goodwill and tradename	—	—	—	—	—
Restructuring and related asset impairment costs	21,723	2,410	—	180	—
Non-recurring costs for vendor quality issue	—	5,000	—	—	—
Acquisition diligence costs	113	21	386	—	—
Adjusted Operating Income	$20,201	$25,899	$14,603	$14,985	$(9,565)

Net sales	259,691	233,323	86,399	142,602	—

Operating Income as a % of Sales	(0.6)%	7.9%	16.5%	10.4%	NM

Adjusted Operating Income as a % of Sales	7.8%	11.1%	16.9%	10.5%	NM